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                                                                   Exhibit 11


                               USCS INTERNATIONAL, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                         (In thousands except per share data)
                                     (Unaudited)


                                  Three months ended       Six months ended
                                       June 30,                June 30,
                                 -------------------       -----------------
                                   1997       1996           1997     1996
                                 --------   --------       --------  -------

Weighted average number of
common shares outstanding
during the period                  23,152     19,615         23,124   19,326

Common stock equivalents
considered to be outstanding
for the periods presented           1,468      1,689          1,456    1,656
                                 --------   --------       --------  -------
                                   24,620     21,304         24,580   20,982

Net income                       $  5,602   $  2,843       $ 10,655  $ 5,406

Earnings per share               $   0.23   $   0.13       $   0.43  $  0.26